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                                                                   Exhibit 10.43

            CHANGE IN CONTROL EMPLOYMENT AND SEVERANCE AGREEMENT


     This Change in Control Employment and Severance Agreement (the "AGREEMENT") is entered into this 10th day of March 1998 between Paul Edelhertz ("Executive") and Racotek, Inc., a Delaware corporation (the "COMPANY"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events following a Change in Control (as hereinafter defined).

     Certain capitalized terms used in this Agreement are defined in Article
VII.

     The Company and Executive hereby agree as follows:


                                  ARTICLE I

                          EMPLOYMENT BY THE COMPANY

            1.1 Executive is currently employed as the Vice President of Customer Solutions of the Company.

            1.2 This Agreement shall become effective upon the occurrence of a Change in Control.

            1.3 The Company and Executive each agree and acknowledge that Executive is employed by the Company as an "at will" employee and that either Executive or the Company has the right at any time to terminate Executive's employment with the Company, with or without cause or advance notice, for any reason or for no reason. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that Executive's employment with the Company terminates under the circumstances described in Article II of this Agreement.

            1.4 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company and Executive's execution of the general waiver and release described in Section 4.3.

                                  ARTICLE II

                              TRIGGERING EVENTS

            2.1   Involuntary Termination of Employment During Term

                 (a) If Executive's employment is involuntarily terminated by the Company without Cause during the Term, such termination of employment will be a Triggering Event, and the Company shall pay or provide Executive the compensation and benefits described in
            Article III.

                 (b) If Executive's employment is involuntarily terminated by the Company for Cause during the Term, such termination of employment will NOT be a Triggering Event, and Executive will NOT be entitled to receive any compensation or benefits under the provisions of this Agreement except as otherwise specifically set forth herein.

            2.2   Voluntary Termination of Employment During Term.

                 (a) Executive may voluntarily terminate his employment with the Company at any time during the Term. If Executive voluntarily terminates his employment for Good Reason during the Term, such termination of employment will be a Triggering Event, and the Company shall pay or provide Executive the compensation and benefits described in Article III.

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                 (b)   If Executive voluntarily terminates his employment for
            any reason other than Good Reason during the Term, such termination of employment will NOT be a Triggering Event, and Executive will NOT be entitled to receive any compensation or benefits under the provisions of this Agreement except as otherwise specifically set forth herein.

            2.3 Death or Disability During Term. If Executive's employment with the Company terminates on account of death or disability during the Term, such termination of employment will be a Triggering Event, and the Company shall pay or provide Executive the compensation and benefits described in Article III.

            2.4 Employment Through Term. If Executive's employment continues through the end of the Term, such continuation of employment will be a Triggering Event, and the Company shall pay Executive the compensation and benefits described in Article III.

                                 ARTICLE III

                          COMPENSATION AND BENEFITS

            3.1 Right to Benefits. If a Triggering Event occurs, Executive shall be entitled to receive the compensation and benefits described in this Agreement subject to the restrictions and limitations set forth in Article
IV. If a Triggering Event does not occur, Executive shall not be entitled to receive any compensation and benefits described in this Agreement, except as otherwise specifically set forth herein.

            3.2 Severance Payment. Upon the occurrence of a Triggering Event or, if later, upon the termination of Executive's employment with the Company following a Triggering Event, Executive shall receive a lump sum severance payment equal to the sum of (a) the amount of Executive's Base Salary that would have been paid with respect to the period beginning on the date of the Triggering Event and ending with the last day of the Term plus
(b) six (6) months of Base Salary. Such lump sum amount shall be paid no later than thirty (30) days following the date of the Triggering Event or, if later, the date of termination of Executive's employment with the Company and shall be subject to all applicable tax withholding.

            3.3 Health Insurance Coverage. Upon the occurrence of a Triggering Event or, if later, upon the termination of Executive's employment with the Company following a Triggering Event, to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and by the Company's group health insurance policy, Executive and his covered dependents will be eligible to continue their health insurance benefits at their own expense. If Executive elects COBRA continuation coverage, the Company shall pay Executive's and covered dependents' COBRA continuation premiums for six
(6) months following the date Executive's coverage as an active employee under the Company's group health policy ceases, provided that the Company's obligation to make such payments shall terminate immediately if Executive becomes eligible for other health insurance benefits at the expense of a new employer. Executive agrees to notify the Company, in writing, immediately upon acceptance of any employment which provides health insurance benefits. This Section 3.3 provides only for the Company's payment of COBRA continuation premiums for the period specified above. This Section 3.3 is not intended to affect, nor does it affect, the rights of Executive, or Executive's covered dependents, under any applicable law with respect to health insurance continuation coverage.

            3.4 Stock Option Acceleration. Executive's stock options under the Company's 1993 Equity Incentive Plan which are outstanding as of the date of the Triggering Event (the "Stock Options") shall become fully vested and exercisable upon the occurrence of a Triggering Event or upon the termination of Executive's employment during the Term which does not otherwise constitute a Triggering Event, notwithstanding the then existing provisions of the relevant Stock Option agreements, which provisions are expressly modified by this Agreement. The period of time during which the Stock Options shall remain exercisable, and all other terms and conditions of the Stock Options, shall be as specified in the relevant Stock Option agreements.

            3.5 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Triggering Event, or otherwise.
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                                  ARTICLE IV

         LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

            4.1 Other Severance Benefits; Withholding of Taxes. The benefits provided under this Agreement are in lieu of any other benefit provided under any employment contract or severance plan of the Company in effect at the time of a Triggering Event. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

            4.2 Obligations of Executive. During the Term, Executive agrees not to personally solicit any of the Company's employees to become employed elsewhere or provide the names of such employees to any other company which Executive has reason to believe will solicit such employees.

            4.3 Employee Agreement and Release Prior to Receipt of Certain Benefits. Prior to the receipt of any benefits under Section 3.2 above, Executive shall execute an effective employee agreement and release in the form attached hereto as Exhibit A. Such employee agreement and release shall specifically relate to all of Executive's rights and claims in existence at the time of its execution. It is understood that Executive has twenty-one
(21) days to consider whether to execute such employee agreement and release and Executive may revoke such employee agreement and release within seven (7) days after execution of such employee agreement and release. If Executive does not execute such employee agreement and release within the twenty-one
(21) day period, or if Executive revokes such employee agreement and release within the seven (7) day period, no benefits shall be payable under Section
3.2 above. Nothing in this Agreement shall limit the scope or time of applicability of such employee agreement and release once it is executed and not timely revoked.

            4.4 Certain Additional Payments. If it shall be determined, either by the Company or by a final determination of the Internal Revenue Service, that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (including, without limitation, the value ascribed to option acceleration pursuant to Section 3.4 above) or otherwise (the "Payments"), would cause Executive to become subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Company shall pay to Executive, within the later of ninety (90) days of the date of the Triggering Event or ninety (90) days of the date of determination referred to above, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax and any federal (and state and local) income and employment taxes on the Gross-Up Payment, shall be equal to the Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal, state and local income taxes at the highest nominal marginal rate of federal, state and local income taxation in the calendar year in which the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined, whether by the Company or by a final determination of the Internal Revenue Service, to be less than the amount taken into account to determine the amount of the Gross-Up Payment, then Executive shall repay to the Company at that time the portion of the Gross-Up Payment attributable to such reduction (plus an amount equal to any tax reduction, whether of the Excise Tax, any applicable income tax, or any applicable employment tax, which Executive may enjoy as a result of such initial repayment). If the Excise Tax is subsequently determined, whether by the Company or by a final determination of the Internal Revenue Service, to be more than the amount taken into account to determine the amount of the Gross-Up Payment, then the Company shall pay to Executive an additional amount, which shall be determined using the same methods as were used for calculating the Gross-Up Payment, with respect to such excess. For purposes of this Section 4.4, a determination of the Internal Revenue Service as to the amount of Excise Tax for which Executive is liable shall not be treated as final until the time that either (i) the Company agrees to acquiesce in the determination of the Internal Revenue Service or (ii) the determination of the Internal Revenue Service has been upheld in a court of competent jurisdiction and the Company decides not to appeal such judicial decision or such decision is not appealable. If the Company chooses to contest the determination of the Internal Revenue Service, then all costs, attorneys' fees, and other expenses shall be paid by the Company.

            4.5 Amendment or Termination. On and after the effective date of a Change in Control, this Agreement may be amended or terminated only upon the mutual written consent of the Company and Executive. Prior to the effective date of a Change in Control, this Agreement may be amended or terminated by the Company without the consent of Executive.
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                                  ARTICLE V

                   OTHER RIGHTS AND BENEFITS NOT AFFECTED

            5.1 Nonexclusivity. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company; PROVIDED, HOWEVER, that in accordance with Section 4.1 above, any benefits provided hereunder shall be in lieu of any other severance payments to which Executive may otherwise be entitled, including, without limitation, under any employment contract or severance plan, and benefits under this Agreement shall be offset to the extent necessary to give effect to this proviso. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the effective date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

            5.2 Employment Status. This Agreement does not constitute a contract of employment, nor does it impose on Executive any obligation to remain as an employee or on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at will employee, or (iii) to change the Company's policies regarding termination of employment.

                                  ARTICLE VI

                          NON-ALIENATION OF BENEFITS

            No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

                                 ARTICLE VII

                                 DEFINITIONS

            For purposes of the Agreement, the following terms shall have the meanings set forth below:

            7.1   "Agreement" means this Change in Control Severance
Agreement.

            7.2 "Base Salary" means Executive's salary (excluding bonus, any other incentive or other payments and stock option exercises) at the rate paid by the Company in consideration for Executive's service on the day prior to the effective date of a Change in Control or at such higher rate as may be in effect during the Term and which is includable in the gross income of Executive for federal income tax purposes or which would have been includable in gross income except for an election either under Section 125 or 402(e)(3) of the Code or under the terms of a nonqualified deferred compensation arrangement sponsored by the Company.

            7.3 "Cause" means either of the following: (i) an act by Executive causing material harm to the Company or (ii) Executive's conviction of, or plea of "guilty" or "no contest" to, a felony.

            7.4 "Change in Control" means the consummation of any one of the following events on or before January 10, 2000: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company's incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least fifty percent (50%) of the voting securities of the controlling acquiring corporation); (iii) a merger or consolidation in which the Company is the surviving corporation and less than fifty percent (50%) of the voting securities of the Company which are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (iv) any transaction or series of related transactions after which any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner of voting securities of the Company representing fifty percent (50%) or more of the combined voting power of all of the voting securities of the Company; or (v) the liquidation or dissolution of the Company.
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None of such events occurring after January 10, 2000 shall constitute a
Change in Control; accordingly, as provided in Section 1.2, this Agreement shall not become effective upon the occurrence of any such events after January 10, 2000.

            7.5   "Code" means the Internal Revenue Code of 1986, as amended.

            7.6 "Company" means Racotek, Inc., a Delaware corporation, and any successor thereto.

            7.7 "Disability" means a disability which qualifies Executive as disabled for purposes of receiving benefits under the Company's long term disability plan applicable to Executive.

            7.8 "Good Reason" means that any one of the following actions has been taken by the Company without Executive's express written consent and such action has not been promptly reversed within thirty (30) days following written notice from Executive to the Company: (i) a material reduction in Executive's job responsibilities given Executive's prior position and responsibilities with the Company; (ii) any reduction in Executive's compensation and aggregate benefits as in effect immediately prior to such reduction; (iii) relocation of Executive's workplace to a facility or location more than twenty-five (25) miles from Executive's workplace immediately prior to such relocation; (iv) any purported termination of Executive's employment which is not effected by reason of death, disability, or Cause; (v) the failure or refusal of a successor to the Company to assume the Company's obligations under this Agreement, as provided in Section 8.7 below; or (vi) a material breach by the Company or any successor to the Company of any of the material provisions of this Agreement

            7.9 "Term" means the period beginning on the effective date of a Change in Control and ending thirteen (13) months thereafter.

            7.10 "Triggering Event" means an event described in Section 2.1(a), 2.2(a), 2.3 or 2.4 above. No other event shall be a Triggering Event for purposes of this Agreement.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

            8.1 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company's payroll records.

            8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

            8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

            8.4 Complete Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.
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            8.5   Counterparts.  This Agreement may be executed in separate
counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

            8.6 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

            8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not delegate any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

            8.8 Attorneys' Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

            8.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Minnesota.

           8.10 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

           8.11 Construction of Plan. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

RACOTEK, INC.,                                   /s/ Paul Edelhertz
a Delaware corporation

By: Ian Nemerov                                  Paul Edelhertz

Name: Ian Nemerov

Title: Secretary and Attorney

Exhibit A:  Employee Agreement and Release

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                                  EXHIBIT A

                       EMPLOYEE AGREEMENT AND RELEASE


     I understand and agree completely to the terms set forth in the foregoing agreement.

     Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; state laws comparable to the foregoing federal laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's Indemnification Agreement.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.
I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

                                        By:
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                                        Date:
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